Exhibit 10.04

CITI

CONTRACT OF EMPLOYMENT

To:	Mr Alberto Verme

Address:	Citigroup

From:	Citigroup Global Markets Ltd (the “Company”)

Of:	Citigroup Centre
33 Canada Square
London
E14 5LB

Date:	Tuesday 23 March 2010

The contractual terms and conditions of your employment with the Company are in accordance with and subject to this contract of employment (the ‘‘Contract’’) and section 2 of the Citi Employee Handbook.  The remaining conditions (non-contractual) are set out in the relevant compliance documentation and any other Company rules and procedures applicable to you, including those set out in the Citi Employee Handbook, as any or all of the aforementioned may be amended from time to time. Where the contents of the Citi Employee Handbook, and the Contract are in conflict, your Contract will take precedence.

Upon signing this Contract your US Contract dated 10 May 1994 and assignment letter dated 9 June 2008 and all expatriate arrangements as set out in that assignment letter will cease.

1.              Commencement Date

Your employment with the Company commenced on 1 January 2010.

2.              Statutory Continuity of Employment

Your period of employment with Citi commencing on 10 May 1994 counts as part of your period of continuous employment with the Company.

3.              Job Title

Your job title is Regional Co-Chief Executive Officer and you will be expected to perform all such acts and duties as may be required of you. Your normal duties are set out in Appendix A to this Contract. These duties are to be carried out legally, diligently and in accordance with the Company’s codes of conduct, policies and procedures in force from time to time, particularly those related to any compliance and regulatory aspects of your function. The Company operates a policy of job flexibility and may, at its discretion, require you to perform additional or other duties, not within the scope of your normal responsibilities.

Your reporting line is to Vikram Pandit and your HR Business Partner is John Harker.

4.              Location

a)              You will initially be based at the Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB. The Company reserves the right at any time to require you to work or be based (whether temporarily or permanently) at any location within the London area. The London area is defined as any location within a ten mile radius of Charing Cross. The Company will give you reasonable notice of any permanent requirement to move work location.

b)             You may be required to travel and work within the United Kingdom and/or overseas in order to fulfil the duties of your employment. Further, during your employment the Company reserves the right to require you to work outside the UK for a period (or periods) which could exceed one month.

c)              The Company also reserves the right to second you on reasonable notice for any length of time to any Associated Company and to require you to relocate to the premises of such Associated Company for the duration of the secondment.

5.              Normal Working Hours

a)              You will devote a minimum of 20 hours per week on an annualised basis to your employment and the performance of your duties under this Contract.

b)             You shall work such additional hours as may be necessary or appropriate to carry out your duties or as the needs of the business dictate. You shall not be entitled to receive any additional remuneration for work outside your minimum hours.  You acknowledge that you have unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations 1998.

c)              The Company shall review the time spent on your duties under this Contract at or around each financial year end or at such other intervals as the Company may determine and the Company may adjust up or down the time you are deemed to have spent and/or are required to spend on your duties under this Contract and/or the salary and/or any Discretionary Incentive and Retention Award in respect of such duties or take such other actions as it may consider appropriate accordingly.

6.              Salary

a)              Your salary of £153,800 per annum will normally be paid on the 17th of each month by credit transfer into your bank/building society account, provided this account is acceptable to the Company. Your salary is currently paid two weeks in advance and two weeks in arrears.

b)             For the purposes of Part II of the Employment Rights Act 1996 and otherwise you hereby consent to the deduction of any sums owing by you to the Company or any Associated Company at any time from your salary or any other payment or payments due from the Company. This includes without limitation any sums under clause 15 below.  You hereby also agree to make immediate payment of any sums owed by you to the Company or any Associated Company upon demand.

7.              Records

You shall keep daily time sheets or such other records as the Company may request from time to time indicating the time you have spent performing your duties under this Contract each day and you shall ensure that your diary entries, email correspondence and notes of telephone calls held in connection with the performance of your duties under this Contract are filed and maintained together.

8.              Benefits

You will be entitled to the following benefits:

a)              Reasonable assistance, as determined by the Company, from the Company’s global tax advisors in preparing UK tax returns for the first two UK tax years of your employment under this Contract.

b)             Standard Medical Cover under the BUPA Medical Scheme (or such other scheme as the Company may provide) subject to the terms and conditions of the insurer from time to time.

You will be responsible for all applicable taxes on the above.

You will be reimbursed for expenses incurred in connection with the necessary performance of your duties under this Contract in accordance with the Company’s expense policies and procedures from time to time. You should only reclaim expenses wholly incurred in the necessary perfomance of your duties in respect of this Contract.

9.              Awards

a)              Discretionary Incentive and Retention Award

You may be eligible to receive a discretionary incentive and retention award (an ‘‘award’’) in respect of your employment under this Contract. The amount of any award, the form of any award and any vesting or other conditions attaching to any award will be entirely at the Company’s discretion. The terms and conditions applicable to any such award may include all or part of the award being delivered in the form of shares under the Capital Accumulation Program or similar stock award program (‘‘CAP’’), subject at all times to the terms and conditions of CAP then in effect which will include, but not be limited to, vesting conditions and cancellation provisions. The extent of any deferrals into CAP or similar stock award programs will be totally at Citi’s discretion and need not be the same as for other employees of the Company or any Associated Company. Any award, if granted, will be delivered on a date appointed by the Company (‘‘the Payment Date’’). No award will be granted if:

i)      you are not in employment with the Company at the Payment Date; or

ii)     you have given notice of termination of employment with the Company for any reason on or before the Payment Date (even if such notice of resignation or termination expires after the Payment Date); or

iii)    you have received notice of termination of employment from the Company for any reason, on or before the Payment Date, even if such notice of termination expires after the Payment Date.

b)             Capital Accumulation Program

The Capital Accumulation Program (CAP) is a discretionary incentive and retention award program that provides eligible employees with deferred or restricted shares of Citigroup Inc. common stock (CAP shares). Any award in respect of your employment under this Contract as provided for or referred to herein may be granted by Citigroup Inc. under the terms of CAP or other stock award program then in effect which will include but not be limited to vesting conditions and cancellation provisions. Generally, CAP shares are distributed as soon as reasonably practicable after the end of the applicable vesting period, provided the participant remains continuously employed by the Company, Citigroup Inc. or a participating subsidiary of Citigroup Inc. throughout the applicable vesting period and/or upon satisfaction of other conditions specified in the applicable award documentation. A prospectus and detailed information about the

CAP award will be made available by Citigroup Inc. in respect of any particular award in respect of your employment under this Contract.

c)              Approval by Citigroup

It is agreed and understood that any award in respect of your employment under this Contract denominated in Citigroup shares shall be awarded pursuant to a stock incentive plan maintained by Citigroup for such purposes and that the proposed award will be subject to the approval of the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc., or such other committee responsible for administering the plan (the ‘‘Committee’’). Subject to the applicable stock incentive plan, the Committee shall have discretion to adjust the terms of awards as necessary in order to comply with tax or regulatory requirements or as otherwise deemed necessary by the Committee.

d)             Miscellaneous

This clause is not a promise or guarantee of employment with the Company or any Associated Company for any definite period of time. This clause is not intended to create or constitute a fixed term contract of employment and does not affect the Company’s right to terminate your employment at any time.

This clause should not be construed as a guarantee that any bonus, incentive, stock or retention awards will be paid to you in connection with your employment with the Company.

It is agreed and understood that if awards (whether CAP, equity, stock option or any other) are granted for several successive years in respect of your employment with the Company, this shall not be construed as constituting or creating an obligation upon the Company or any Associated Company to provide similar or other awards in future years.

10.       Holidays and Holiday Pay

a)              The Company’s holiday year runs from 1st January to 31st December inclusive. Your core annualised holiday entitlement, as set out in the Citi Employee Handbook, is 13 days.

b)             On termination of your employment, you will be entitled to holiday pay in lieu of your accrued, untaken core holiday entitlement, but for complete months of service only. If you have taken core holiday in excess of your accrued entitlement, the Company may deduct a day’s holiday pay for each excess day taken from any sums owed to you by the Company or any Associated Company or require you to repay such an amount.

c)              In addition to your core holiday entitlement you shall be entitled to a paid day off on any UK bank holiday which falls on a day on which you would otherwise perform your duties under this Contract (and in the event of no UK bank holidays falling on such days you shall be entitled to one day of paid holiday in addition to your core entitlement).

d)             Holiday pay will be calculated at your basic rate of pay on the basis of a 260 working day year (pro rated where necessary). All holiday pay will be subject to normal deductions.

11.       Sickness and Sick Pay

The conditions relating to sickness and Citi’s discretionary, non-contractual sick pay are set out in the Citi Employee Handbook. The Company reserves the right to withdraw, vary and replace these benefits from time to time.

12.       Retirement and Pension

a)              The company’s normal retirement age is 65.

b)             Your employment will therefore terminate automatically on the date of your 65th birthday, subject to any request you may make to extend your employment beyond the normal retirement age and the Company granting that request, in accordance with the Company’s Retirement Policy. The Company’s Retirement Policy does not affect the Company’s right to terminate your employment in accordance with your terms and conditions of employment for reasons other than retirement. The Company’s Retirement Policy is available on the HR Intranet and may be amended from time to time.

c)              You will be enrolled automatically as a member of the Citi (UK) Pension Plan, subject to the rules of that Plan, including the employer’s power to amend, close or terminate the Plan. Key features of the Plan are outlined in the enclosed document. Further details are set out in the Citi (UK) Pension Plan Handbook, which you will receive shortly after joining under separate cover.The Plan is not contracted out under the Pension Schemes Act 1993 and a contracting-out certificate will not apply to your employment. If you wish to opt out of the Plan you will need to complete the necessary form, which will be sent to you with the Handbook. Please note that as the Plan operates on an automatic enrolment basis you will need to inform the Company if you have or intend to register with Her Majesty’s Revenue & Custom’s (HMRC) for Enhanced Protection prior to your start date. Failure to notify the Company prior to your start date may lead to your Enhanced Protection being invalidated.

d)             The Company facilitates employee contributions to a Stakeholder pension arrangement in accordance with legislative requirements, our current designated provider is Legal and General. Further details can be obtained by contacting the Citi Benefits Team.

13.       Notice

a)              Your employment may be terminated by either party giving to the other written notice of 3 months.

b)             If you fail to give any notice to the Company or give the incorrect notice, the Company shall not pay you the salary you would have been entitled to during the unworked notice period. In the event that you are paid salary in these circumstances, for all or for a portion of any unworked notice period, the Company reserves the right to require immediate repayment of such sum.

c)              The Company may, by written notice to you, elect to pay salary in lieu of notice in respect of all or any unworked period of notice. The Company also reserves the right to place you on garden leave during your notice period.

d)             During your garden leave period, you may be required by the Company, at its discretion to:

i)                 Perform no duties or to perform different duties for some or all of the duration of the notice period; and/or

ii)              refrain from contacting any employees or consultants or actual or potential customers or clients of the Company or any Associated Company without the prior written agreement of the Company; and/or

iii)           not enter all or any premises of the Company or any Associated Company; and/or

iv)          return to the Company all documents and other materials (including copies) which are in your possession or control and which belong to or have been entrusted to the Company or any Associated Company.

During any period of garden leave, you shall continue to owe a duty of utmost good faith to the Company and shall remain bound by the terms and conditions of your employment and, in particular, the “Restrictions During Employment” clause.

e)              The Company reserves the right to terminate your employment, without notice or salary in lieu of notice, in appropriate circumstances. Appropriate circumstances include, but are not limited to:

i)                 situations of gross misconduct warranting summary dismissal, gross incompetence and gross negligence;

ii)              failure to comply with all the conditions in respect of your work permit or other documentation entitling you to work in the U.K. during your employment with the Company;

iii)           withdrawal of registration and/or approval requirements from the FSA or any other regulatory body;

14.       Obligations Relating To Termination

a)              Upon the termination of your employment, you will return to the Company all Citi property which is in your possession or under your control and without you or anyone on your behalf keeping copies or downloading data or otherwise replicating the returned property in any medium. Where it is not possible to return data held on your own personal equipment then all reasonable steps should be taken to destroy or delete such data.

b)             After termination of your employment, you will not make any adverse, untrue or misleading statement about any company within the group or its officers or employees.

15.       Tax

a)              The Company gives no warranty as to whether or to what extent income tax or employee national insurance contributions or any other payroll taxes or social security payments are lawfully payable in respect of the salary and/or benefits including any incentives or awards provided to you under this Contract or in connection with your employment under this Contract and you will be solely responsible for any such income tax and/or employee national insurance contributions which arise for payment except to the extent that the Company has made or does make an actual deduction in respect of such liability.  Further you indemnify the Company and any Associated Company in respect of any assessments determination or demands levied or made by HM Revenue and Customs and/or the Contributions Agency and/or any other relevant authority, in respect of such liability and any interest charges or penalties arising in respect of it together with any costs and expenses incurred by the Company or any Associated Company in dealing with any assessment.

16.       Confidential Information

a)     You shall not, either during your employment (save in the proper performance of your duties) or after the termination of your employment, make use of or communicate to any person or organisation, and shall use your reasonable endeavours to prevent the unauthorised use, publication or disclosure of, any trade secrets or other confidential information of or relating to the Company or any Associated Company which you may have acquired whilst in the employment of the Company or any Associated Company.

b)    For the purposes of this Contract, confidential information shall include, but shall not be limited to:-

i)                 the identity of potential clients and/or customers, including confidential information relating to any such potential clients or customers;

ii)              the identity of customers, agents, vendors, distributors, suppliers, investors, issuers, clients, distributors or employees dealing with or through the Company and/or any Associated Company, including confidential information relating to any of them;

iii)           customer lists, sales and marketing information, sales targets, sales forecasts, sales policies, sales figures, market share statistics, marketing surveys and/or reports, marketing research and/or marketing methods and strategies of or relating to the Company and/or any Associated Company;

iv)          terms of trading, costings, prices, pricing structures of or relating to the Company and/or any Associated Company;

v)             confidential information relating to commercial relationships and/or negotiations of the Company and/or any Associated Company;

vi)          confidential financial information relating to the Company and/or any Associated Company;

vii)       information relating to confidential transactions of the Company and/or any Associated Company;

viii)    research plans and/or projects, research results, development plans and/or projects and/or business plans relating to the Company and/or any Associated Company;

ix)            formulae, designs, specifications, drawings, data and/or flow charts belonging or relating to the Company and/or any Associated Company;

x)               confidential information relating to the design and/or manufacture and/or composition and/or use of any products and/or processes of the Company and/or any Associated Company;

xi)            confidential information relating to the provision of any services by the Company and/or any Associated Company and/or to any quality control testing and/or certification procedures adopted or followed by the Company and/or any Associated Company’s business;

xii)         the intellectual property of the Company and/or any Associated Company.

c)              The obligations contained in this clause shall continue to apply after the termination of your employment with the Company without limit in point of time but shall not apply to information ordered to be disclosed by a court or otherwise required to be disclosed by law or by the requirements of any regulatory or other authority to which the Company or any other Associated Company is subject or to information which is (otherwise than through your breach of this clause) available to the public generally.

d)             This clause is not intended to prevent you from exercising your rights pursuant to the Public Interest Disclosure Act 1998 or equivalent legislation.

e)              In the course of your employment or by reason of services rendered for or offices held in any other company you may obtain knowledge of the trade secrets or other confidential information of a company other than the Company. You hereby agree that you will, at the request and cost of the Company, enter into a direct agreement or undertaking with such other company whereby you will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) relating to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

17.       Restrictions During Employment

Throughout your employment with the Company, you agree to comply with the following obligations, without prejudice to any fiduciary duty or implied contractual duty of fidelity to which you might otherwise be subject apart from this clause:-

a)              you will use your best endeavours to promote and protect the interests of the Company or any Associated Company, and will not take any action which harms or is intended to harm the interests of the Company or any Associated Company;

b)             subject as provided below in this Clause 17(b) during your working hours under this Contract and at such other times as may reasonably be required of you, you shall devote the whole of your time and attention to the affairs of the Company. You shall not undertake any work or employment, other than for the Company during your hours of work under this Contract and may not, without the prior written consent of the Company, undertake any work or employment for, or be interested or concerned either directly or indirectly in, any other business or organisation whether during or outside your hours of work.  In the event of consent being given the Company reserves the right to withdraw such consent at its discretion at any time.  Nothing in this Contract will prevent you from working for Citibank, N.A., UAE in accordance with the terms and conditions of your employment letter with Citibank, N.A., UAE signed on or around the date of this Contract.

c)              you shall not directly or indirectly take any steps to set up a business, organisation or undertaking which will be the same as or similar to and/or will compete with the business of the Company or any Associated Company;

d)             you shall not take any steps to encourage any employee of the Company or any Associated Company to leave the employment of any such company (whether immediately or in the future) with a view to being employed or engaged by, or interested or concerned in, any business, organisation or undertaking which is or will be the same as or similar to the business of the Company or any Associated Company and/or which competes or will compete with the business of the Company and/or any Associated Company;

e)              you shall not take any steps to encourage any actual or potential customer, client, agent or supplier of the Company and/or any Associated Company to:-

i)                 cease or refrain from doing business with the Company and/or any Associated Company (whether immediately or in the future), either generally or in respect of any particular transaction; and/or

ii)              place any business (whether immediately or in the future) with any business, organisation or undertaking competing with the business of the Company or any Associated Company.

18.       Obligations During Employment

a)              Your role may be subject to authorisation and approval requirements from the FSA or any other regulatory body. Your continued employment under this Contract is subject to your obtaining and maintaining the appropriate regulatory approval for your position (which may change from time to time). If you do not pass any exams or courses associated with regulatory approval within three attempts the Company reserves the right to terminate your employment. If regulatory approval is withdrawn, the Company reserves the right to terminate your employment immediately without notice or payment in lieu of notice. Please note that for US regulatory purposes, fingerprints will be required.

b)             You agree to notify the Company if you develop serious financial problems, including debts incurred on a Company credit card, that may be prejudicial to the interests of the Company and its reputation. In this event, the Company reserves the right to take appropriate action.

c)              You agree to notify the Company immediately of any changes to your original answers to the Personal Information Form, which relate to the Financial Services and Markets Act 2000.

d)             You warrant that you have lawful authority to work in the UK.  Your continued employment is conditional upon your maintaining such authority and providing to the Company at its request satisfactory evidence of your entitlement to work in the UK.

19.       Intellectual Property

a)              Subject to the Patents Act 1977, all intellectual property created or developed by you during the course of your employment under this Contract (whether alone or in conjunction with any third party) (‘‘Intellectual Property’’) shall belong to and be the absolute property of the Company. You consent to waive any moral rights relating to any existing or future works created by you during the course of your employment under this Contract.

b)             You undertake to disclose to the Company full written details of all and any Intellectual Property immediately following the creation or development of the same. You agree not to disclose any Intellectual Property to any other person, firm or organisation without the prior written consent of the Company.

c)              You shall both during the course of your employment under this Contract and afterwards at the request and expense of the Company supply to the Company all such information, data, drawings, and assistance as may be required by the Company to enable it to exploit the Intellectual Property in such manner as it shall see fit and execute all such documents and do all such acts as the Company considers necessary or desirable to register any designs or patents or to obtain other protection for the Intellectual Property in the Company’s sole name in any part of the world and to vest all right, title and interest in and to the Intellectual Property in the Company absolutely.

d)             You shall at the request and expense of the Company execute a deed irrevocably appointing the Company to be your attorney in your name and on your behalf to execute, sign and do all such instruments and things and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause.

e)              If any Intellectual Property is not as a result of the Patents Act 1977 the property of the Company, the Company shall subject to the Patents Act 1977 have the right to acquire for itself or its nominee your rights in the same within 12 months after disclosure to the Company of the relevant Intellectual Property on fair and reasonable terms to be agreed or settled by a single arbitrator appointed by the Company.

f)                You shall notify the Company immediately if you become aware of any unauthorised use or disclosure of the Intellectual Property or any other intellectual property belonging to the Company.

20.       Disciplinary and Appeals Procedure

a)              The Company’s Disciplinary and Appeals Procedure applicable to your employment is set out in the Citi Employee Handbook. This procedure is not contractual, except to the extent required by statute.

b)             The Company reserves the right to suspend you on full pay pending the outcome of any disciplinary action. In exceptional circumstances suspension may be without pay.

21.       Grievance Procedure

If you have a grievance relating to your employment there is a formal process through which problems can be raised and resolved quickly. This process is called the Grievance Procedure and is described in detail in the Citi Employee Handbook. This procedure is not contractual, except to the extent required by statute.

22.       Data Protection

By signing this Contract, you agree that the Company, any Associated Company and/or third parties may in connection with your employment under this Contract (during and after its termination), hold, use and otherwise process, firstly, personal data relating to you and, secondly, sensitive personal data (as this term is used in the Data Protection Act 1998) relating to you as set out in paragraphs a) to e) below.

The approach that the Company takes to data protection is as set out in the European Human Resources Data Protection Policy in the Citi Employee Handbook. This policy is not contractual and may be varied from time to time.

The Company and/or any Associated Company is permitted under the Data Protection Act 1998 to process personal data where that data is necessary for the performance of this Contract, for compliance with its legal and compliance obligations and for the purpose of its business and other legitimate interests. In relation to sensitive personal data, the Company and/or any Associated Company may process such data where necessary to exercise or perform any legal right or obligation or to protect your vital interests (life and death). The processing carried out by the Company and/or any Associated Company may include, but will not be limited to:

a)              the storage of such data in any medium including paper form and/or electronically;

b)             the processing of your personal data and sensitive personal data by third parties for the purpose of providing benefits to you;

c)              the disclosure or transfer of your personal data and/or your sensitive personal data outside the European Union to Citi companies and benefit providers;

d)             the disclosure or transfer of your personal data and/or your sensitive personal data to other employees of the Company, other Associated Companies, any other persons or entities as may be reasonably necessary, or as otherwise required or permitted by law;

e)              the processing of personal data and sensitive personal data including details of your physical and mental health, gender, race and ethnic origin, religious and other beliefs (and any other data relevant for the purpose of monitoring or furthering the Company’s equal opportunity policy).

Citi may also facilitate your participation in non work-related schemes such as the Citi Volunteer Program or other similar programs. The provision of such programs to employees means that your personal data and other information related to your participation in such programs may from time to time be transferred to and processed by Citi affiliates and third parties involved in the administration and operation of such schemes, which may be located outside of the EU.

23.                              Collective Agreements

There are no collective agreements affecting your terms and conditions of employment.

24.                              Variation of Terms and Conditions

The Company will keep the arrangements set out in this letter under periodic review and reserves the right to amend your terms and conditions of employment from time to time after discussion with you. You will be notified in writing of any changes.

25.                              Miscellaneous

All clauses capable of surviving termination of this Contract shall continue to apply after this Contract is terminated, for whatever reason.

25.1                     Notwithstanding anything in this Contract to the contrary, to the extent that any payment or award granted under this Contract or under any Company or Associated Company compensation plan or program (a “Citi Plan”) is or becomes subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any such payment or award of any kind must comply with EESA, and that this Contract and any Citi Plan in which you participate shall be interpreted or reformed to so comply.  If the making of any payment or award pursuant to this letter or any Citi Plan would violate EESA, or if the making of such payment or award may in the judgment of the Company or any Associated Company limit or adversely impact the ability of the Company or any Associated Company to participate in, or the terms of the Company’s or any Associated Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, you shall be deemed to have waived your right to such payment or award.  Any incentive award described in this Contract may be subject to forfeiture or repayment if the award is based on performance metrics that are materially inaccurate.  Further, the terms of this Contract are subject to any applicable conditions, limitations, or restrictions that may be imposed by any governmental or regulatory authority.

26.                              Definitions

For the purposes of this Contract “Associated Company” means a company which is from time to time a subsidiary or a holding company (as those expressions are defined by Section 1159 of the Companies Act 2006 as amended) of the Company or a subsidiary (other than the Company) of a holding company of the Company.

27.                              Jurisdiction and Applicable Law

This Contract and the documents it refers to in respect of your employment with the Company and any non-contractual obligations arising in relation to it should be governed by and construed in all respects in accordance with English law and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

SIGNED:	/s/ John Harker
John Harker
Head of EMEA HR, MD

IN (LOCATION)   London

DATED: March 31, 2010

For and on behalf of Citigroup Global Markets Ltd (the “Company”)

Appendix A

I acknowledge receipt of my Contract of Employment and confirm that I have read and understood the terms of my Contract of Employment. I accept employment as Regional Co-Chief Executive Officer on the terms outlined in this Contract. Additionally I have received the following documents and accept employment on the terms and conditions outlined in them:-

1.	Contract of Employment

2.	Citi Employee Handbook

NAME:	Alberto Verme

SIGNED:	/s/ Alberto Verme
Alberto Verme

IN (LOCATION) London

DATED:	March 31, 2010